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                                   EXHIBIT 23

                         INDEPENDENT AUDITORS' CONSENT


    The Board of Directors of Newhall Management Corporation and Partners of The Newhall Land and Farming Company:


    We consent to the incorporation by reference in the Registration Statement on Form S-8 dated March 22, 1995 of our report dated January 17, 1996 related to the consolidated balance sheets of The Newhall Land and Farming Company and Subsidiaries as of December 31, 1995 and 1994 and the related consolidated statements of income, partners' capital and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in the December 31, 1995 annual report on Form 10-K of The Newhall Land and Farming Company.



    Los Angeles, California                              KPMG PEAT MARWICK LLP
    March 20, 1996